CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Funds Trust:

We consent to the use of our report dated November 8, 2012, included herein, with respect to the financial statements of Putnam Money Market Liquidity Fund, a series of Putnam Funds Trust, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 24, 2013